[For Participant who holds

Only Common Stock]

EXHIBIT 10.1                RESTRICTED STOCK AWARD

UNDER THE

2006 STOCK AWARDS PLAN

AND THE

2006 INCENTIVE COMPENSATION PLAN

Career Shares

To:

Participant

Date:

____________________ ___, 2007

The Dixie Group, Inc. (the “Company”) hereby awards you _________________ shares of restricted stock, as an award of Career Shares (Career Shares) pursuant to the 2006 Incentive Compensation Plan, subject to the terms and conditions set forth below:

1.  Restricted Stock.  All Career Shares are shares of restricted stock and are actual shares of common stock of the Company. A stock certificate representing all Career Shares will be issued in your name, but will be held by the Company.

2.  Ownership Rights.  Immediately upon effectiveness of this Award, you will have all the rights of ownership with respect to the shares represented by the Award, except that such shares cannot be sold, pledged or transferred until the restrictions are removed, and such shares are subject to forfeiture, as described in this Award document. You are entitled to vote shares of restricted stock subject to this Award and to receive any dividends paid on such shares.

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3.  Vesting.  Shares of Restricted Stock subject to this Award vest in accordance with the schedule set forth in Annex A, subject to earlier vesting upon your death, disability, termination without cause, or upon a change of control of the Company, in which case such Award shall be 100% vested.  Upon your retirement, vesting will accelerate with respect to that portion, if any, of the restricted shares subject to this Award that is equal to the portion of the award that has been expensed pursuant to the terms of FAS 123R.

4.  Effects of Termination on Unvested Restricted Stock. All unvested shares of Restricted Stock subject to this Award will be forfeited if and to the extent such shares have not vested before or upon your voluntary termination of employment (other than by retirement) or involuntary termination by the Company for cause.

5.  Definitions.  For purposes of this Award:

a.  “Disability” shall be determined according to the definition of “disability,” in effect at the time of determination, in The Dixie Group, Inc. 401k Plan.

b.  “Affiliated Company” includes The Dixie Group, Inc. and any company of which The Dixie Group, Inc. owns at least 20% of the voting stock or capital if (1) such company is a party to an agreement that provides for continuation of your employee benefits upon immediate employment by you with such company and (2) such company agrees to your subsequent employment.

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c.  “Retirement” means the voluntary termination of employment on or after the earliest date on which you would be eligible for an immediately payable benefit under The Dixie Group, Inc. 401K Plan.

d.  “Change in Control” shall be deemed to have occurred under any of the circumstances described below:

If any “person,” except for:

the Company or any subsidiary of the Company;

a trustee or the other entity holding securities under any employee benefit plan of the Company or any subsidiary of the Company; and

The Frierson Family

is or becomes the “beneficial owner” directly or indirectly, of securities of the Company representing more than 50% of the combined total voting power of the Company’s then-outstanding securities.

As used in this definition of “change in control”

“The Frierson Family” shall mean the immediate family of Daniel K. Frierson, including his wife, children and grandchildren and their spouses, his siblings and their spouses, and any trust for the benefit of any of the foregoing persons.

“person” is used as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (as amended); and

“beneficial owner” is used as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (as amended).

e.  “cause” shall mean for the purposes of this award only (i) participant has committed an act or has failed to act, where such act or failure to act constitutes intentional misconduct including, without limitation, dishonesty, fraud or embezzlement, a reckless disregard of the consequences of such act or failure to act, or gross negligence by

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participant; (ii) a conviction of or the entering of a guilty or no contest plea to any felony or any crime involving moral turpitude; or (iii) a failure to cease or correct a material failure to discharge participant’s duties and responsibilities as an employee of The Dixie Group, Inc.

f.  “open trading period” means a period during which trading in the Company’s Common Stock and Class B Common Stock is permitted for persons subject to and in accordance with the Company’s Insider Trading Policy Statement dated April 14, 2006, as such statement may be amended from time to time hereafter.

6.  Certain Tax Consequences.  Certain tax consequences of the Award are set forth on Annex B, attached hereto. The Company recommends that you consult your financial advisor about the tax consequences to you of an award of Restricted Stock. Income received as a result of vesting of restricted stock is subject to immediate withholding of federal, state or local income tax and FICA, to the extent applicable. Payment to the Company of applicable taxes or satisfactory arrangement to make such payment, is required upon vesting of any portion of this award. See Section 8, below

7.  Tax Obligations.

By accepting this award, you agree to be responsible for any required minimum tax withholding obligations that may occur when your shares vest. In the event you have not satisfied these tax obligations before the Company must forward them to the appropriate tax authorities, the Company may take any of the following actions: retain custody of your shares until you have reimbursed the Company for the amounts paid on your behalf, take

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deductions from any kind or payment otherwise due you until the tax obligations satisfied, or withhold from your award the number of shares necessary to satisfy the tax obligations.

8.  Plan Administration.  The Compensation Committee of the Board of Directors is the administrator of the Plan, whose function is to ensure the Plan is managed according to its respective terms and conditions. A request for a copy of the Plan and any questions pertaining to the Plan should be directed to:

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The Dixie Group, Inc.

Stock Plan Administrator

c/o Starr T. Klein, Secretary

P.O. Box 25107

345 Nowlin Lane, Ste. B

Chattanooga, TN 37422-5107

9.  Adjustment of Shares Subject to Award.  The number of shares subject to this Award shall be adjusted to reflect any increase or decrease in the number of shares of common stock and Class B Common Stock outstanding as a result of any stock dividend or split or other such corporate action which, in the opinion of the Plan Administrator, shall require such adjustment.

10.  Restrictions on Transfer. Until the restricted shares subject to this Award vest, and except as may be approved by the Plan Administrator, such shares shall not be transferable by you, and may not be sold, assigned or transferred (whether by sale, gift or otherwise), pledged, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise including, but not by way of limitation, by execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner. Any attempted assignment, transfer, pledge, hypothecation or other disposition of any of the restricted shares in violation of the foregoing provisions shall be null and void and without effect.

11.  No Right to Continued Employment.  It is understood that this Award is not intended and shall not be construed as an agreement or commitment by the Company or any subsidiary or Affiliate to employ you or to continue your employment for any period of time whatsoever.

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12.  Governing Law. This Award has been entered into pursuant to and shall be governed by the laws of the State of Tennessee.

ACKNOWLEDGMENT AND ACCEPTANCE

By signing below, I acknowledge and accept this Award, subject to the terms hereof.

Date:

_______________________________

____________________________________

(Participant)

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ANNEX A

Restricted Stock Award

•

Pursuant to the 2006 Stock Awards Plan and the 2006 Incentive Compensation Plan

Career Shares

______________ Shares

Vesting Schedule:

Note:  If Participant is 60 as of the date hereof, or upon attaining age 60 prior to condition (b) (below) having been met, then Career Shares vest ratably each year from date of grant until ____________, when such shares shall be 100% vested. Otherwise, both (a) and (b) must be met with respect to Career Shares.

a.  Date Participant is eligible to retire ________________________, and

b.  Date twenty-four months following grant date ______________________.

Subject to accelerated vesting, or forfeiture, as provided in Sections 3 and 4 hereof.  Provided, however, if vesting occurs on a date that is not an open trading period, vesting will be delayed until the next open trading period immediately following such vesting date.

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ANNEX B

AWARD OF RESTRICTED STOCK

CERTAIN UNITED STATES FEDERAL INCOME

TAX CONSEQUENCES TO PARTICIPANT

The following is a brief summary of the principal United States federal income tax consequences of a restricted stock award under the 2006 Stock Awards Plan, based on current United States federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences, which may be substantially different.

Restricted Stock. A participant generally will not be taxed at the time a restricted stock award is granted, but will recognize taxable ordinary income when the award vests or otherwise is no longer subject to a substantial risk of forfeiture. The amount of taxable income recognized will equal the fair market value of the shares subject to the award (or the portion of the award that is then vesting) at that time. Participants may elect to be taxed based on the fair market value of the shares at the time of grant by making an election under Section 83(b) of the Code within 30 days of the award date. If a restricted stock award with respect to which a participant has made such an election under Section 83(b) is subsequently canceled, no deduction or tax refund will be allowed for the amount previously recognized as income.

Unless a participant makes a Section 83(b) election, dividends paid to a participant on shares of an unvested restricted stock award will be taxable to the participant as ordinary income. If the participant made a Section 83(b) election, the dividends will be taxable to the participants as dividend income, which generally is subject to the same rate as capital gains income.

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